                                                                     Exhibit 2.2

                                                                   ATTACHMENT I.



                       PURCHASE AND ASSUMPTION AGREEMENT


                                    BETWEEN


             TEXAS COMMERCE BANK-SAN ANGELO, NATIONAL ASSOCIATION


                                      AND


                         SOUTHWEST BANK OF SAN ANGELO


                                  DATED AS OF
                                 MAY 27, 1997

                                                                     Exhibit 2.2

                               TABLE OF CONTENTS


                                                                       PAGE
                                                                       ----

ARTICLE I DEFINITIONS..................................................  1
ARTICLE II ASSUMPTION OF LIABILITIES AND OBLIGATIONS...................  6
 2.1 LIABILITIES ASSUMED BY THE ASSUMING BANK..........................  6
 2.2 INTEREST ON DEPOSITS..............................................  6
 2.3 ASSUMPTION OF CONTRACTS...........................................  6
 2.4 INFORMATIONAL TAX REPORTING.......................................  7
ARTICLE III PURCHASE OF ASSETS.........................................  7
 3.1 ASSETS PURCHASED BY THE ASSUMING BANK.............................  7
 3.2 MANNER OF CONVEYANCE; LIMITED WARRANTY; NONRECOURSE: ETC..........  7
 3.3 ASSETS NOT PURCHASED BY THE ASSUMING BANK.........................  7
 3.4 EXCLUSION OF CERTAIN SPECIFIC LOANS...............................  9
ARTICLE IV BANK PREMISES; SAFE DEPOSIT BOXES; SAFEKEEPING
  BUSINESS; TRUST......................................................  9
BUSINESS...............................................................  9
 4.1 BANK PREMISES.....................................................  9
 4.2 AGREEMENT WITH RESPECT TO SAFE DEPOSIT BUSINESS...................  9
 4.3 AGREEMENT WITH RESPECT TO SAFEKEEPING BUSINESS....................  9
 4.4 CONTINUATION OF TRUST BUSINESS.................................... 10
 4.5 TENANT LEASES..................................................... 10
ARTICLE V DUTIES WITH RESPECT TO DEPOSITORS OF THE PURCHASED BRANCHES.. 10
 5.1 PAYMENT OF CHECKS, DRAFTS AND ORDERS.............................. 11
 5.2 CERTAIN AGREEMENTS RELATED TO DEPOSITS............................ 11
 5.3 CORRESPONDENT BANKING RELATIONSHIP................................ 11
ARTICLE VI RECORDS..................................................... 11
 6.1 TRANSFER OF RECORDS............................................... 11
 6.2 DELIVERY OF ASSIGNED RECORDS...................................... 12
 6.3 PRESERVATION OF RECORDS........................................... 12
 6.4 ACCESS TO RECORDS; COPIES......................................... 12
ARTICLE VII PURCHASE PRICE; CLOSING.................................... 13
 7.1 PURCHASE PRICE FOR BANKING BUSINESS............................... 13
 7.2 FORM OF PAYMENT................................................... 13
 7.3 CLOSING........................................................... 13
 7.4 TRUST COMPANY CLOSING; PAYMENT.................................... 13
ARTICLE VIII CONTINUING COOPERATION.................................... 14
 8.1 GENERAL MATTERS................................................... 14
 8.2 ADDITIONAL TITLE DOCUMENTS........................................ 14
 8.3 PAYMENT OF DEPOSITS............................................... 14
ARTICLE IX CONDITIONS PRECEDENT........................................ 14
 9.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY........................... 14
 9.2 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF THE ASSUMING BANK..... 15

                                                                     Exhibit 2.2

 9.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF SELLER................ 16
 9.4 CONDITIONS TO TRANSFER OF SUBSIDIARY TRUST COMPANY................ 16
ARTICLE X REPRESENTATIONS AND WARRANTIES............................... 17
 10.1 REPRESENTATIONS AND WARRANTIES OF SELLER......................... 17
 10.2 REPRESENTATIONS AND WARRANTIES OF THE ASSUMING BANK.............. 19
ARTICLE XI CERTAIN COVENANTS OF SELLER AND THE ASSUMING BANK........... 21
 11.1 COVENANTS OF SELLER.............................................. 21
 11.2 COVENANTS OF THE ASSUMING BANK................................... 24
 11.3 BEST EFFORTS; TAKING OF NECESSARY ACTION......................... 24
 11.4 USE OF NAMES, TRADEMARKS AND SERVICE MARKS....................... 25
 11.5 ALLOCATION OF PURCHASE PRICE..................................... 25
 11.6 FACILITIES LEASE................................................. 26
 11.7 COVENANT NOT TO COMPETE.......................................... 26
 11.8 NONSOLICITATION OF EMPLOYEES..................................... 26
 11.9 BRANCH RENOVATIONS............................................... 26
 11.10 DEALER CONTRACTS................................................ 26
 11.11 LIQUIDATED DAMAGES.............................................. 27
ARTICLE XII EMPLOYEE PLANS............................................. 27
 12.1 PARTICIPATION IN COMPANY PLANS................................... 27
 12.2 CLAIMS INCURRED PRIOR TO AND AFTER CLOSING....................... 27
 12.3 WAITING PERIODS, PRE-EXISTING CONDITIONS AND DEDUCTIBLES......... 28
 12.4 SEVERANCE PAY.................................................... 28
 12.5 VACATION PAY..................................................... 28
 12.6 INACTIVE EMPLOYEES............................................... 29
 12.7 INDEMNIFICATION AGAINST CLAIMS FOR SEVERANCE PAY................. 29
ARTICLE XIII INDEMNIFICATION........................................... 29
 13.1 INDEMNIFICATION.................................................. 29
 13.2 EXCLUSIVITY OF REMEDIES.......................................... 31
ARTICLE XIV MISCELLANEOUS.............................................. 32
 14.1 ENTIRE AGREEMENT................................................. 32
 14.2 HEADINGS......................................................... 32
 14.3 GOVERNING LAW.................................................... 32
 14.4 SUCCESSORS....................................................... 32
 14.5 MODIFICATION; ASSIGNMENT......................................... 32
 14.6 NOTICE........................................................... 32
 14.7 MANNER OF PAYMENT................................................ 34
 14.8 COSTS, FEES AND EXPENSES......................................... 34
 14.9 WAIVER........................................................... 34
 14.10 SEVERABILITY.................................................... 34
 14.11 TERMINATION OF AGREEMENT........................................ 34
 14.12 SURVIVAL OF REPRESENTATIONS AND WARRANTIES...................... 35
 14.13 COUNTERPARTS.................................................... 35

                                                                     Exhibit 2.2

Exhibits:

        Exhibit A - Form of Special Warranty Deed
        Exhibit B - Form of General Assignment and Bill of Sale
        Exhibit C - Form of Instrument of Assumption

Schedules:

Schedule 2.3            Contracts
Schedule 3.1            Furniture and Equipment
Schedule 10.1(b)        Seller Consents
Schedule 10.1(h)        Environmental Compliance
Schedule 11.8           Key Employees
Schedule 12.1           Severance Plan Summary
Schedule 12.6           Inactive Employees
Schedule 13.2           Environmental Laws

                       PURCHASE AND ASSUMPTION AGREEMENT


     THIS AGREEMENT, made and entered into as of the 27th day of May, 1997 is by and between TEXAS COMMERCE BANK - SAN ANGELO, NATIONAL ASSOCIATION, organized under the laws of the United States of America and having its principal place of business in San Angelo, Texas ("Seller"), and SOUTHWEST BANK OF SAN ANGELO, organized under the laws of the State of Texas and having its principal place of business in San Angelo, Texas ("Assuming Bank").

                                  WITNESSETH:

     WHEREAS, Seller desires to sell certain of the assets and liabilities of its branches located at 301 W. Beauregard, San Angelo, Texas, 222 South Koenighein Street, San Angelo, Texas, and 3399 Knickerbocker, San Angelo, Texas (collectively, the "Purchased Branches"); and

     WHEREAS, Seller and a to-be-formed wholly-owned direct subsidiary trust company of Seller (the "Subsidiary Trust Company") intend to enter into an agreement (the "Trust Business Transfer Agreement") pursuant to which Seller would, following the expiration of certain waiting periods, transfer the safekeeping operations and trust business of Seller to the Subsidiary Trust Company; and

     WHEREAS, Seller desires to sell and the Assuming Bank, desires to purchase
(i) the banking business of Seller, other than Seller's controlled disbursement business, and (ii) the trust business of Seller by acquiring the stock of the Subsidiary Trust Company, on the terms and conditions set forth in this Agreement;

     WHEREAS, the Assuming Bank intends to convert into a national bank to be known as "San Angelo National Bank" and will be subject to the same rights and obligations as it had prior to such conversion;

     NOW THEREFORE, in consideration of the mutual promises herein set forth and other valuable consideration, the parties hereto agree as follows:


                                   ARTICLE I
                                  DEFINITIONS


     As used herein, words imparting the singular include the plural and vice versa.

     "ACH" means automated clearing house.
      ---

     "ACQUIRED ASSETS" means, without duplication, the operating assets of the
      ---------------
Purchased Branches as of the date immediately preceding the Closing Date other than the Trust Business and the Excluded Assets including (i) all Loans of the Purchased Branches other than Loans which are

                                                                     Exhibit 2.2

Excluded Assets, (ii) Bank Premises, Furniture (including works of art, paintings, etc.) and Equipment, and Fixtures including, but not limited to, all Furniture and Equipment and Fixtures identified on Schedule 3.1 hereto, (iii)
                                                   ------------
the stock of all Subsidiaries, (iv) petty cash tickets and cash float related to the Purchased Branches on the Closing Date, and (v) all rights of Seller to the use of the name "San Angelo National Bank.

     "AFFILIATES" of a person means any director, officer or employee of such
      ----------
Person and any other Person (i) who is directly or indirectly controlling, or controlled by, or under common control with, such Person, or (ii) who is an affiliate of such Person as the term "affiliate" is defined in Section 2 of the Bank Holding Company Act of 1956, as amended.

     "AGREEMENT" means this Purchase and Assumption Agreement by and between
      ---------
Seller and the Assuming Bank, as amended or otherwise modified from time to time.

     "ASSUMED COMMITMENTS" means all commitments and all amendments,
      -------------------
modifications, renewals, and extensions thereof, as reflected on the books and records of the Purchased Branches, that were legally binding on the Seller as of the Closing Date.

     "ASSUMED CONTRACTS" shall have the meaning provided in Section 2.3 of this
      -----------------
Agreement.

     "ASSUMING BANK" shall have the meaning provided in the recitals on page one
      -------------
of this Agreement.

     "BANK PREMISES" means the banking and teller facilities (staffed or
      -------------
automated) together with appurtenant storage and service facilities, that are owned or leased by Seller which relate to the Purchased Branches.

     "BOOK VALUE" means, with respect to any Acquired Asset and any Liability
      ----------
Assumed, the dollar amount thereof stated on the accounting records of Seller. The Book Value of any item shall be determined as of the Closing Date after adjustments made by Seller for differences in accounts, suspense items, unposted debits and credits, and other similar adjustments or corrections. Without limiting the generality of the foregoing, the Book Value of (i) a Liability Assumed shall include all accrued and unpaid interest thereon as of the Closing Date, (ii) a Loan shall reflect adjustments for earned or unearned interest (as it relates to the "rule of 78s" or add-on interest loans, as applicable), if any, as of the Closing Date, and adjustments for the portion of earned or unearned loan-related credit life and/or disability insurance premiums, if any, attributable to Seller as of the Closing Date, in each case as determined for financial reporting purposes, and (iii) an Assumed Commitment shall be deemed to be zero. Subject to the following sentence, the Book Value of an Acquired Asset shall not include any adjustment for loan premiums, discounts, or any related deferred income or fees, or other general or specific reserves on the Accounting Records of Seller. The Book Value of an indirect automobile loan shall be the loan amount, plus the premium, less the credit attributable to such loan.

                                                                     Exhibit 2.2

     "BUSINESS DAY" means a day other than (i) a Saturday, Sunday, Federal legal
      ------------
holiday, or legal holiday under the laws of the State of Texas, or (ii) a day on which the principal office of Seller is closed.

     "CLOSING" shall have the meaning provided in Section 7.3 of this Agreement.
      -------

     "CLOSING DATE" shall have the meaning provided in Section 7.3 of this
      ------------
Agreement.

     "CLOSING BALANCE SHEET" shall have the meaning provided in Section 7.1 of
      ---------------------
this Agreement.

     "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of
      -----
1985, as amended.

     "COMMITMENT" shall have the meaning provided in Section 4.1 of this
      ----------
Agreement.

     "CONFIDENTIALITY AGREEMENT" shall have the meaning provided in Section 11.
      -------------------------
l(f).

     "CONTROLLED DISBURSEMENT DEPOSITS" means all Deposit accounts used for the
      --------------------------------
express purpose of providing account holders with same day notification of checks being presented for payment, including any balances in the accounts and any overdrafts associated with the accounts. Without limiting the foregoing, Controlled Disbursement Deposits include account numbered as follows, where "X" is any digit, including "0":

     "DEPOSIT" means a deposit, other than the Controlled Disbursement Deposits,
      -------
as defined in 12 U.S.C. Section 1813(1), including, without limitation, all uncollected items included in the depositors' balances and credited on the books of the Purchased Branches.

     "EXCLUDED ASSETS" shall have the meaning provided in Section 3.3 of this
      ---------------
Agreement.

     "FIXTURES" means those leasehold improvements, additions, alterations and
      --------
installations constituting all or a part of Bank Premises and which were acquired, added, built, installed, or purchased at the expense of Seller, regardless of the holder of legal title thereto as of the Closing Date.

     "FURNITURE AND EQUIPMENT" means the furniture and equipment, leased or
      -----------------------
owned by Seller and used by the Purchased Branches and reflected on the accounting records of Seller as of

                                                                     Exhibit 2.2

the Closing Date, including, without limitation, the furniture and equipment listed on Schedule 3.1 and all other carpeting, furniture, office machinery
          ------------
(including personal computers), shelving, office supplies, telephone, surveillance, and security systems, and artwork.

     "GOVERNMENTAL AUTHORITY" means any foreign governmental authority, the
      ----------------------
United States of America, any State of the United States, any local authority and any political subdivision of any of the foregoing, any multi-national organization or body, any agency, department, commission, board, bureau, court or other authority thereof, or any quasi-governmental or private body exercising, or purporting to exercise, any executive, legislative, judicial, administrative, police, regulatory or taxing authority or power of any nature.

     "INQUIRIES" shall have the meaning provided in Section 6.3 of this
      ---------
Agreement.

     "INTERIM BALANCE SHEET" shall have the meaning provided in Section 7.1 of
      ---------------------
this Agreement.

     "KNOWLEDGE" or "KNOWN" means an individual shall be deemed to have
      ---------      -----
"knowledge" of or to have "known" a particular fact or other matter if such individual is actually aware of such fact or other matter. Seller shall be deemed to have "knowledge" of or to have "known" a particular fact or other matter if any individual who is serving as an executive vice president or more senior officer of Seller has, or at any time had, actual awareness of such fact or other matter.

     "LIABILITIES ASSUMED" shall have the meaning provided in Section 2.1 of
      -------------------
this Agreement.

     "LIENS" means any mortgage, lien, pledge, charge, assignment for security
      -----
purposes, security interest, or encumbrance of any kind with respect to an Acquired Asset, including any conditional sale agreement or capital lease or other title retention agreement relating to such Acquired Asset.

     "LOANS" means all of the following owed to or held by the Purchased
      -----
Branches as of the Closing Date and reflected on the Closing Balance Sheet:

          (i) loans, interests in loan participations, funded portions of lines of credit or credit plans (whether revolving or not, and whether commercial or consumer), consumer loans, residential mortgage loans, overdrafts (except those related to Controlled Disbursement Deposits) of customers (including but not limited to overdrafts made pursuant to an overdraft protection plan, cash reserve accounts, or similar extensions of credit in connection with a demand deposit account), and United States and/or state-guaranteed student loans;

          (ii) all Liens, rights (including rights of set-off), remedies, powers, privileges, demands, claims, priorities, equities and benefits owned or held by, or accruing or to accrue to or for the benefit of, the holder of the obligations or instruments referred to in clause (i) above, including, but not limited to, those arising under or based upon the credit documents, casualty insurance policies and binders, standby letters of credit, mortgagee

                                                                     Exhibit 2.2

     title insurance policies and binders, payment bonds and performance bonds at any time and from time to time existing with respect to any of the obligations or instruments referred to in clause (i) above; and

          (iii) all written amendments, modifications, renewals, extensions, refinancings, and refundings of or for any of the foregoing.

     "MATERIAL ADVERSE EFFECT" shall mean any material adverse change in the
      -----------------------
financial condition, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, business or results of operations.

     "PERMITTED ENCUMBRANCES" shall mean with respect to any Acquired Assets,
      ----------------------
(i) statutory liens for taxes and special assessments not yet delinquent, (ii) covenants and restrictions, right-of-way, easements and other matters of public record (other than liens created by Seller), (iii) any and all provisions of any ordinance, municipal regulation or public law, and (iv) other matters to which like properties commonly are subject which does not, individually or in the aggregate, materially interfere with the current use of such Acquired Asset.

     "PERSON" means any individual, corporation, partnership, joint venture,
      ------
association, joint-stock company, trust, unincorporated organization or other entity, or government or any agency or political subdivision thereof.

     "PURCHASE PRICE" shall have the meaning provided in Section 7.1 of this
      --------------
Agreement.

     "QUALIFIED BENEFICIARIES" shall have the meaning provided in COBRA.
      -----------------------

     "RECORD" means any document, microfiche, microfilm and computer record
      ------
(including but not limited to magnetic tape, disc storage, card forms and printed copy) of the Purchased Branches relating to any of the Acquired Assets or Liabilities Assumed.

     "SAFE DEPOSIT BOXES" shall mean the safe deposit boxes of the Purchased
      ------------------
Branches, if any, including the removable safe deposit boxes and safe deposit stacks in the Purchased Branches vault(s), all rights and benefits under rental agreements with respect to such safe deposit boxes, and all keys and combinations thereto.

     "SELLER'S RELATED PARTIES" shall have the meaning provided in Section 13.2
      ------------------------
of this Agreement.

     "SHARED PREMISES AGREEMENT" shall have the meaning provided in Section 4.4
      -------------------------
of this Agreement.

     "SUBSIDIARY" shall have the meaning provided in 12 U.S.C. Section
      ----------
1813(w)(4).

     "SUBSIDIARY TRUST COMPANY" shall have the meaning provided in the recitals
      ------------------------
on page one of this Agreement.

                                                                     Exhibit 2.2

     "SUBSIDIARY TRUST COMPANY STOCK " shall mean all the issued and outstanding
      -------------------------------
capital stock of the Subsidiary Trust Company.

     "TRUST BUSINESS" shall mean such of Seller's assets as are to be acquired
      --------------
by the Subsidiary Trust Company from Seller pursuant to the Trust Business Transfer Agreement.

     "TRUST BUSINESS TRANSFER AGREEMENT" shall have the meaning provided in the
      ---------------------------------
recitals on page one of this Agreement.

     "TRUST BUSINESS TRANSFER DATE" shall mean the date of consummation of the
      ----------------------------
Trust Business Transfer Agreement.

     "WELFARE BENEFIT PLANS" shall have the meaning provided in Section 3(1) of
      ---------------------
the Employee Retirement Income Security Act of 1974, as amended.


                                  ARTICLE II
                   ASSUMPTION OF LIABILITIES AND OBLIGATIONS


     2.1  LIABILITIES ASSUMED BY THE ASSUMING BANK.  Effective as of the
          -----------------------------------------
Closing Date, except as otherwise provided in this Agreement, the Assuming Bank hereby expressly assumes at Book Value and agrees to pay, perform, and discharge
(i) all liabilities of Seller in respect of Deposits of the Purchased Branches as of the Closing Date, (ii) ad valorem taxes applicable to any Acquired Asset, if any, and pro-rated as of the Closing Date (iii) liabilities with respect to Assumed Commitments, (iv) liabilities with respect to the Assumed Contracts, and
(v) other liabilities, if any, with respect to the Purchased Branches, the Deposits, the safekeeping and safe deposit businesses, and the Acquired Assets which are directly attributable to and used in the business of the Purchased Branches as reflected on the accounting records of Seller as of the Closing Date (collectively, the "Liabilities Assumed"). Expenses related to Federal Deposit Insurance Corporation premiums of the Purchased Branches shall be prorated as of the Closing Date.

     2.2  INTEREST ON DEPOSITS. The Assuming Bank agrees that, from and
          ---------------------
after the Closing Date, it will accrue and pay interest on Deposits assumed under this Agreement at the rate(s) at which Seller was legally obligated to accrue and pay interest on such Deposits as of the Closing Date.

     2.3  ASSUMPTION OF CONTRACTS.  Attached hereto as Schedule 2.3 is a list
          ------------------------                     ------------
of all contracts, agreements, and other obligations (the "Assumed Contracts") to which Seller is a signatory that relate specifically to the operation of the Purchased Branches, other than those relating to the Deposits or the safe deposit box contracts with customers, including without limitation, service contracts, maintenance contracts, consulting contracts, agency agreements and licensing agreements (but excluding contracts that relate to Seller's bank operations generally and that are not being assumed by the Assuming Bank); provided, however, that if Seller notifies the

                                                                     Exhibit 2.2

Assuming Bank not later than thirty (30) days prior to the Closing Date that one or more of such contracts or agreements may not be legally assigned, Seller shall not be required to assign such contracts or agreements at Closing and shall have no liability to the Assuming Bank as a result of its inability to accomplish such assignments.

     2.4  INFORMATIONAL TAX REPORTING. Effective as of the Closing Date, the
          ----------------------------
Assuming Bank agrees to perform all obligations of Seller with respect to federal and state income tax informational reporting with respect to the Purchased Branches including, but not limited to filing obligations with respect to Forms 940, 941, 1099, 1098, W-2 and back up withholding related to (i) the Acquired Assets and the Liabilities Assumed; (ii) Deposit accounts and Loans that were closed and Loans that were paid off or collateral obtained with respect thereto prior to the Closing Date; and (iii) for periods after the Closing Date, compensation paid to employees and contractors of the Purchased Branches. Seller and the Assuming Bank agree to cooperate with each other in order to fulfill the reporting obligations set forth herein and Seller agrees to provide to the Assuming Bank information that it has in its possession to permit the Assuming Bank to perform such reporting obligations.


                                  ARTICLE III
                              PURCHASE OF ASSETS


     3.1 ASSETS PURCHASED BY THE ASSUMING BANK. Effective as of the Closing Date
         -------------------------------------
and subject to Section 3.3, the Assuming Bank shall purchase from Seller, and Seller shall sell, assign, transfer, convey, and deliver to the Assuming Bank, all right, title, and interest of Seller in and to (i) the Acquired Assets and
(ii) on the Trust Business Transfer Date, Seller will grant, bargain, sell, convey, transfer, assign and deliver to the Assuming Bank and the Assuming Bank will purchase and acquire, effective as of such date, certificates representing the Subsidiary Trust Company Stock duly endorsed or accompanied by appropriate stock transfer powers duly executed.

     3.2  MANNER OF CONVEYANCE; LIMITED WARRANTY; NONRECOURSE: ETC.  THE
          ---------------------------------------------------------
CONVEYANCE OF ALL ACQUIRED ASSETS, INCLUDING REAL AND PERSONAL PROPERTY INTERESTS, PURCHASED BY THE ASSUMING BANK UNDER THIS AGREEMENT SHALL BE MADE, AS NECESSARY, BY DEED OR BILL OF SALE, "AS IS", "WHERE IS", WITHOUT RECOURSE AND, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT, WITHOUT ANY WARRANTIES WHATSOEVER WITH RESPECT TO SUCH ACQUIRED ASSETS, EXPRESS OR IMPLIED, WITH RESPECT TO TITLE, ENFORCEABILITY, COLLECTIBILITY, DOCUMENTATION, CONDITION, QUALITY, PERFORMANCE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR FREEDOM FROM LIENS OR ENCUMBRANCES (IN WHOLE OR IN PART), OR ANY OTHER MATTERS.

     3.3  ASSETS NOT PURCHASED BY THE ASSUMING BANK.  The Assuming Bank does
          ------------------------------------------
not purchase, or obtain an option to purchase under this Agreement, any of the following (the "Excluded Assets"):

                                                                     Exhibit 2.2

          (a) any financial institution bonds, banker's blanket bonds, or any other similar insurance policy of Seller, or any proceeds payable with respect to any of the foregoing;

          (b) any interest, right, action, claim, or judgment of Seller against
     (i) any officer, director, employee, accountant, attorney, or any other Person employed or retained by Seller or any Subsidiary of Seller on or prior to the Closing Date arising out of any act or omission of such Person in such capacity, (ii) any underwriter of financial institution bonds, banker's blanket bonds or any other insurance policy of Seller, (iii) any shareholder or holding company of Seller, or (iv) any other Person whose action or inaction may be related to any loss (exclusive of any loss resulting from such Person's failure to pay on a Loan on the books of the Purchased Branches) incurred by Seller; provided, that for the purposes
                                             --------
     hereof, the acts, omissions, or other events giving rise to any such claim shall have occurred on or before the Closing Date, regardless of when any such claim is discovered and regardless of whether any such claim is made with respect to a financial institution bond, banker's blanket bond, or any other insurance policy of Seller in force as of the Closing Date;

          (c) legal or equitable interests in tax receivables of Seller (deferred tax asset as reflected on the books of Seller), if any, including any claims arising as a result of Seller, as the case may be, having entered into any agreement or otherwise being joined with another Person with respect to the filing of tax returns or the payment of taxes;

          (d) insurance policies and agreements and the rights and benefits thereunder (including any prepaid assessments or prepaid insurance premiums, premium refunds derived from cancellation, proceeds payable with respect to any of the foregoing, and collateral pledged under such agreements and any rights to such collateral) of Seller with respect to insurance coverage for public liability, casualty, fire, extended coverage, and similar coverage provided with respect to assets of Seller;

          (e) any rights in or to any trademarks, service marks, copyrights, and trade, corporate, or fictitious names registered in the name of or owned by Seller or any of its Affiliates;

          (f) any overdrafts resulting from Controlled Disbursement Deposits;

          (g) recoveries from legal actions or claims filed in any legal proceedings, including without limitation, bankruptcy and administrative proceedings, before the Closing Date;

          (h) any cash, cash float or investments relating to the Controlled Disbursement Deposits;

                                                                     Exhibit 2.2

          (i) any Loans, or portions thereof, charged-off or designated for charge-off prior to the Closing Date, and any recoveries on Loans charged-off or designated for charge-off prior to the Closing Date; and

          (j) any investment securities owned by Seller.

     3.4  EXCLUSION OF CERTAIN SPECIFIC LOANS.  Prior to the Closing Date,
          ------------------------------------
the Assuming Bank may exclude from the Loans to be purchased (i) Loan Number 6350680-9001 (New York Plaza, Ltd.); and (ii) any indirect consumer loans with a score below 630 under Seller's current loan classification system.


                                   ARTICLE IV
                       BANK PREMISES; SAFE DEPOSIT BOXES;
                     SAFEKEEPING BUSINESS; TRUST BUSINESS


     4.1  BANK PREMISES. At Closing, Seller agrees to execute and deliver to
          --------------
the Assuming Bank special warranty deeds for Bank Premises in substantially the form of Exhibit A attached hereto. The Assuming Bank may receive, at its
        ---------
expense, a Commitment for Title Insurance (the "Commitment") and copies of all recorded instruments affecting title to the Bank Premises and recited as exceptions in the Commitment for the issuance of a Owner Policy of Title Insurance, insuring good and indefeasible title in the Bank Premises as of the date of Closing, subject to: (i) the standard printed exceptions contained in the usual form of title policy; (ii) rights of parties in possession; (iii) standby fees, taxes and assessments for the current year and subsequent years, and subsequent assessments for prior years due to a change in land usage or ownership; (iv) any discrepancies, conflicts or shortages in area or boundary lines, or any encroachments or protrusions, or any overlapping of improvements;
(v) covenants, restrictions, conditions, reservations, exceptions and easements shown of record; (vi) oil, gas, mineral and royalty conveyances, and leases of record, if any, in effect and shown of record; (vii) other conditions and encumbrances validly subsisting and affecting title to the Bank Premises as of the date of Closing; and (viii) all other matters to which like properties similarly situated are commonly subject, which do not, individually or in the aggregate. materially interfere with the current use of the Bank Premises.

     4.2  AGREEMENT WITH RESPECT TO SAFE DEPOSIT BUSINESS. The Assuming Bank
          ------------------------------------------------
hereby assumes and agrees to discharge, from and after the Closing Date, in the usual course of conducting a banking business, the duties and obligations of Seller with respect to all Safe Deposit Boxes, if any, of the Purchased Branches and to maintain all of the necessary facilities for the use of such boxes by the renters thereof during the period for which such boxes have been rented and the rent therefor paid to Seller, subject to the provisions of the rental agreements between Seller, as the case may be, and the respective renters of such boxes.

     4.3  AGREEMENT WITH RESPECT TO SAFEKEEPING BUSINESS. Effective as of
          -----------------------------------------------
the Closing Date, Seller hereby transfers, conveys and delivers to the Assuming Bank and the Assuming Bank accepts all securities and other items, if any, held by the Purchased Branches in safekeeping for its

                                                                     Exhibit 2.2

customers as of the Closing Date. The Assuming Bank assumes and agrees to honor and discharge, from and after the Closing Date, the duties and obligations of Seller with respect to such securities and items held in safekeeping by the Purchased Branches. The Assuming Bank shall be entitled to all rights and benefits heretofore accrued or hereafter accruing with respect thereto.

     4.4  CONTINUATION OF TRUST BUSINESS.
          -------------------------------

          (a) During the period following the Closing Date and prior to the consummation of the Trust Business Transfer Agreement, Seller shall continue to operate in the ordinary course Seller's Trust Business, including administration and servicing of all trusts, executorships, administrations, guardianships, agency and other fiduciary and representative capacities. Administrative activities shall be conducted on the premises of the Purchased Branches in conformance with the agreement set forth in an agreement mutually agreeable to Seller and the Assuming Bank (the "Shared Premises Agreement"). Pending the Trust Business Transfer Date, Seller shall continue to provide services in support of the Trust Business, as currently provided. From the Closing Date to the Trust Business Transfer Date, Seller shall pay to Assuming Bank rent in respect of the premises of the Purchaser or the Transferred Branches occupied by Seller for the purposes described in this Section 4.4 on the terms described in the Shared Premises Agreement.

          (b) During the period referred to in Subsection (a) above, Seller shall maintain separate records with respect to the trust operations which are the subject of the Trust Business Transfer Agreement.

     4.5  TENANT LEASES.  Seller shall have the authority to negotiate for
          --------------
renewal the tenant leases associated with the Bank Premises at current market rates provided that any renewal for a term in excess of one year, or providing for renewal solely at Tenant's option, shall be agreed to by the Assuming Bank.


                                   ARTICLE V
          DUTIES WITH RESPECT TO DEPOSITORS OF THE PURCHASED BRANCHES


     5.1  PAYMENT OF CHECKS, DRAFTS AND ORDERS.  Effective as of the Closing
          -------------------------------------
Date and subject to Section 8.3, the Assuming Bank agrees to pay all properly drawn checks, drafts and withdrawal orders presented for payment by depositors of the Purchased Branches, whether drawn on the check or draft forms provided by Seller or the Assuming Bank, to the extent that the Deposit balances to the credit of the respective makers or drawers assumed by the Assuming Bank under this Agreement are sufficient to permit the payment thereof, and in all other respects to discharge, in the usual course of conducting a banking business, the duties and obligations of Seller with respect to the Deposit balances due and owing to the depositors of the Purchased Branches assumed by the Assuming Bank under this Agreement.

                                                                     Exhibit 2.2

     5.2  CERTAIN AGREEMENTS RELATED TO DEPOSITS.  Effective as of the Closing
          ---------------------------------------
Date and subject to Section 2.2, the Assuming Bank agrees to honor the terms and conditions of any written escrow or mortgage servicing agreement or other similar agreement relating to a Deposit assumed by the Assuming Bank pursuant to this Agreement.

     5.3  CORRESPONDENT BANKING RELATIONSHIP.  For a period not to exceed
          -----------------------------------
ninety (90) days after Closing Date, Seller agrees to receive all items (including, but not limited to ACH items) which contain Seller's transit routing number that are drawn on and presented for payment against a Deposit account of the Purchased Branches. Such items which Seller receives with respect to the Purchased Branches Deposit accounts shall be promptly transmitted on their respective settlement dates to the Assuming Bank. The Assuming Bank agrees to promptly send to the appropriate Federal Reserve Bank any return items. The Assuming Bank further agrees to issue and furnish to Seller notifications of change with respect to each ACH item received containing Seller's transit routing number drawn against a Deposit account of the Purchased Branches and Seller agrees to submit a notification of change to the appropriate Federal Reserve Bank. Seller and the Assuming Bank both agree to comply with applicable clearinghouse association rules, Regulation CC of the Board of Governors of the Federal Reserve System and any other applicable law.


                                  ARTICLE VI
                                   RECORDS


     6.1  TRANSFER OF RECORDS.
          --------------------

          (a) Effective as of the Closing Date, Seller shall assign, transfer, convey and deliver to the Assuming Bank the following Records pertaining to the Deposits of the Purchased Branches assumed by the Assuming Bank under this Agreement, except as provided in Section 6.4:

              (i) signature cards, orders, contracts between the Seller and the depositors of the Purchased Branches, and Records of similar character pertaining to the Deposit account relationships of the Purchased Branches;

              (ii) passbooks of depositors of the Purchased Branches, deposit slips, canceled checks and withdrawal orders representing charges to accounts of depositors;

     and the following Records pertaining to the Acquired Assets:

              (iii) Loan and collateral records and credit documents and other documents;

              (iv) deeds, mortgages, abstracts, surveys, and other instruments or records of title pertaining to real estate or real estate mortgages, if any;

                                                                     Exhibit 2.2

              (v) safe deposit box agreements and safekeeping agreements, if any;

     and all other Records (i) pertaining to the Acquired Assets or Liabilities Assumed and (ii) which are required for the Assuming Bank to perform its obligations under Section 2.4 hereof.

          (b) Seller, at Assuming Bank's request, shall provide Assuming Bank, or provide Assuming Bank access to, any other Records relating to the Purchased Branches not assigned and transferred to the Assuming Bank as provided in this Agreement including but not limited to loan disbursement checks and paid out loan files, to the extent not transferred under Section
     6.1 (a).

     6.2  DELIVERY OF ASSIGNED RECORDS.   Seller shall deliver to the Assuming
          -----------------------------
Bank all Records described in (i) Section 6.1 (a) as soon as practicable on or after the Closing Date, and (ii) Section 6.1(b) as soon as practicable after making any assignment described therein.

     6.3  PRESERVATION OF RECORDS.  The Assuming Bank agrees that it will
          ------------------------
preserve and maintain for the joint benefit of, Seller and the Assuming Bank, all Records of which it has custody for such period as may be required by law or regulation. The Assuming Bank shall have the primary responsibility to respond to subpoenas, discovery requests, and other similar official inquiries ("Inquiries") with respect to the Records of which it has custody. Seller shall have primary responsibility to respond to Inquiries with respect to the Records of which it has custody. Seller and Assuming Bank agree to provide to each other copies of all Inquiries delivered to Seller or the Assuming Bank promptly upon determination that such Inquiry relates to the Purchased Branches.

     6.4  ACCESS TO RECORDS; COPIES.  Subject to applicable law, the Assuming
          --------------------------
Bank agrees to permit Seller access to all Records of which the Assuming Bank has custody, and to use, inspect, make extracts from or request copies of any such Records in the manner and to the extent requested, and to duplicate, any Record in the form of microfilm or microfiche pertaining to Deposit account relationships of the Purchased Branches. The party requesting a copy of any Record shall bear the cost (based on standard accepted industry charges to the extent applicable) for providing such duplicate Records. A copy of each Record requested shall be provided as soon as practicable by the party having custody thereof.

                                                                     Exhibit 2.2

                                  ARTICLE VII
                            PURCHASE PRICE; CLOSING


     7.1  PURCHASE PRICE FOR BANKING BUSINESS.
          ------------------------------------

          (a) The purchase price ("Purchase Price") of the Acquired Assets shall equal the sum of (a) an amount (which may be negative) determined by Seller and the Assuming Bank pursuant to Articles II and III equal to the aggregate Book Value of the Acquired Assets, minus the aggregate Book Value
                                                  -----
     of the Liabilities Assumed which shall be reflected on a balance sheet dated as of the Closing Date ("Closing Balance Sheet"), plus (b) a premium
                                                             ----
     of $ 16,800,000.

          (b) For the purpose of the Closing, the amount due Seller or the Assuming Bank, respectively, pursuant to subsection (a) hereof shall be estimated ("Interim Balance Sheet") and a settlement payment ("Settlement Payment") shall be made at Closing based upon the Interim Balance Sheet. Within 10 business days after the Closing Date, or at such time as the parties may mutually agree, Seller and the Assuming Bank shall jointly determine the actual settlement payment required by subsection (a) above, as applicable, based upon Seller's accounting records as of the close of business on the Closing Date ("Closing Balance Sheet"), and make appropriate adjustments.

     7.2  FORM OF PAYMENT.  The Settlement Payment shall be made in immediately
          ----------------
available funds on the Closing Date by the Assuming Bank if the Settlement Payment is a positive number and by Seller if the Settlement Payment is a negative number.

     7.3  CLOSING.  Unless this Agreement shall have been terminated and the
          --------
transactions herein contemplated shall have been abandoned pursuant to the provisions of Section 14.11, and subject to the conditions of Article IX hereof, the closing (the "Closing") of the purchase and assumption of the Acquired Assets and Liabilities Assumed as provided by Sections 2.1 and 3.1 (i) shall take place at 10:00 a.m., Houston, Texas time, at the offices of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P., on a mutually agreeable date within thirty (30) days after receipt of all regulatory approvals, the expiration of all waiting periods and the satisfaction of all conditions to Closing under this Agreement, or at such other place, time and date as the parties may agree, but in no event prior to September 25, 1997. The date and time of the Closing are herein referred to as the "Closing Date." For purposes of this Agreement, the Closing shall be deemed to be effective immediately following the close of business on the date on which the Closing shall occur.

     7.4  TRUST COMPANY CLOSING; PAYMENT.  The closing of the transactions
          -------------------------------
contemplated by Section 3.1(ii) shall take place at 10:00 am., Houston, Texas time, at the offices of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P., on the Trust Business Transfer Date. On the terms and subject to the conditions of this Agreement, on the Trust Business Transfer Date the Assuming Bank shall, against delivery of certificates representing the Subsidiary Trust Company Stock as provided in Section 3.1 (ii), pay to Seller to such account as Seller shall have designated in writing to the Assuming Bank prior to the Trust Business Transfer Date funds immediately available in

                                                                     Exhibit 2.2

Houston, Texas in an amount equal to the Book Value of the Subsidiary Trust Company Stock as of the Trust Business Transfer Date.


                                 ARTICLE VIII
                            CONTINUING COOPERATION


     8.1  GENERAL MATTERS.  The parties hereto agree that they will, in good
          ----------------
faith and with their best efforts, cooperate with each other to carry out the transactions contemplated by this Agreement and to effect the purposes hereof.

     8.2  ADDITIONAL TITLE DOCUMENTS.   Seller and the Assuming Bank each
          ---------------------------
agree, at any time, and from time to time, upon the request of any party hereto, to execute and deliver such additional instruments and documents of conveyance as shall be reasonably necessary to vest in the appropriate party its full legal or equitable title in and to the property transferred pursuant to this Agreement or to be transferred in accordance herewith. The Assuming Bank shall prepare such instruments and documents of conveyance (in form and substance satisfactory to Seller) as shall be necessary to vest title in the Assuming Bank to the Acquired Assets. The Assuming Bank shall be responsible for recording such instruments and documents of conveyance at its own expense.

     8.3  PAYMENT OF DEPOSITS.  In the event any depositor does not accept the
          --------------------
obligation of the Assuming Bank to pay any Deposit of the Purchased Branches assumed by the Assuming Bank pursuant to this Agreement and asserts a claim against Seller for all or any portion of any such Deposit, the Assuming Bank agrees on demand to provide to Seller, as the case may be, funds sufficient to pay such claim in an amount not in excess of the Deposit reflected on the books of the Assuming Bank at the time such claim is made. Upon payment of such amount by the Assuming Bank to Seller, as the case may be, the Assuming Bank shall be discharged from any further obligation under this Agreement to pay to any such depositor the amount of such Deposit paid to Seller. Notwithstanding the foregoing, the Assuming Bank shall not be required to refund any amount in excess of collected funds, provided that any provisional or conditional deposits received by the Assuming Bank that become collected funds subsequent to the date of the original refund shall also be refunded to Seller.


                                  ARTICLE IX
                             CONDITIONS PRECEDENT


     9.1  CONDITIONS TO OBLIGATIONS OF EACH PARTY.  The respective obligations
          ----------------------------------------
of each party under this Agreement are subject to the fulfillment at or prior to the Closing Date of the condition precedent that no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a Governmental Authority nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Authority shall be in effect enjoining or otherwise materially impairing the consummation of the transactions contemplated by this Agreement.

                                                                     Exhibit 2.2

     9.2  ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF THE ASSUMING BANK.  The
          --------------------------------------------------------------
obligations of the Assuming Bank are also subject to fulfillment (or waiver by the Assuming Bank) at or prior to the Closing Date of each of the following conditions precedent:

          (a) Representations and Warranties True. The representations and
              -----------------------------------
     warranties of Seller contained in Section 10.1 of this Agreement shall be true and correct as of the date hereof and as of the Closing Date (other than any inaccuracies which individually or in the aggregate would not materially and adversely affect the ability of Seller to perform, satisfy or observe any obligation or condition under this Agreement) as though made at and as of the Closing Date, except to the extent that they expressly refer to an earlier time.

          (b) Performance of Covenants. Seller shall have duly performed and
              ------------------------
     complied in all material respects with each covenant, agreement and condition required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

          (c) Regulatory Approvals. All regulatory approvals necessary for the
              --------------------
     consummation by the Assuming Bank of the sale and assumption contemplated by this Agreement shall have been obtained and be in full force and effect, and all required waiting periods shall have expired or been terminated.

          (d) Officer's Certificate. The Assuming Bank shall have received from
              ---------------------
     a duly authorized senior officer of Seller a certificate as to the matters described in Sections 9.3(a) and 9.3(b).

          (e) Bill of Sale and Assignment. The Assuming Bank shall have received
              ---------------------------
     from Seller a bill of sale and assignment in substantially the form of Exhibit B attached hereto.

          (f) Closing Schedule. The Assuming Bank shall have received Schedule
              ----------------
     3. 1.

          (g) No Material Adverse Effect. Nothing shall have occurred which has
              --------------------------
     a Material Adverse Effect with respect to the Purchased Branches since the date hereof.

          (h) Environmental. The Assuming Bank shall have received a Phase I
              -------------
     Environmental Site Assessment, obtained at its expense ("Phase I Investigation") from an environmental consultant acceptable to Seller, which Phase I Investigation does not identify the presence of a hazardous substance at the Purchased Branches (i) which was not previously disclosed to the Assuming Bank by Seller, and (ii) which will have a Material Adverse Effect on the Purchased Branches.

          (i) Opinion. The Assuming Bank shall have received an opinion of
              -------
     counsel to Seller as to the due issuance of stock in the Subsidiary Trust Company to Seller.

                                                                     Exhibit 2.2


     9.3  ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF SELLER. The obligations
          ---------------------------------------------------
of Seller are also subject to fulfillment (or waiver by Seller) at or prior to the Closing Date of each of the following conditions precedent:

          (a) Representations and Warranties True. The representations and
              -----------------------------------
     warranties of the Assuming Bank contained in Section 10.2 of this Agreement shall be true and correct as of the date hereof and as of the Closing Date (other than any inaccuracies which would not materially and adversely affect the ability of the Assuming Bank to perform, satisfy or observe any obligation or condition under this Agreement) as though made at and as of the Closing Date, except to the extent they expressly refer to an earlier time.

          (b) Performance of Covenants. The Assuming Bank shall have duly
              ------------------------
     performed and complied in all material respects with each covenant, agreement and condition required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

          (c) Regulatory Approvals. All regulatory approvals necessary for the
              --------------------
     consummation by the Assuming Bank of the sale and assumption contemplated by this Agreement shall have been obtained and be in full force and effect, and all required waiting periods shall have expired or been terminated. All regulatory approvals necessary for Seller to become a national bank limited to controlled disbursement and fiduciary activities shall have been obtained and be in full force and effect.

          (d) Officer's Certificate. Seller shall have received from a duly
              ---------------------
     authorized senior officer of the Assuming Bank a certificate as to the matters described in Sections 9.3(a), 9.3(b) and 9.3(c).

          (e) Instrument of Assumption. Seller shall have received from the
              ------------------------
     Assuming Bank an instrument of assumption in substantially the form of Exhibit C attached hereto.

     9.4  CONDITIONS TO TRANSFER OF SUBSIDIARY TRUST COMPANY.
          ---------------------------------------------------

          (a) Compliance. Seller shall have complied in all material respects
              ----------
     with its covenants and agreements contained in this Agreement and the Subsidiary Trust Company Agreement, if any, which are required to be performed or complied with by it on or prior to the Trust Business Transfer Date.

          (b) Accuracy of Representations and Warranties. The representations
              ------------------------------------------
     and warranties of Seller contained in Section 10. 1(i) shall be true and correct in all material respects at and as of the Trust Business Transfer Date as if made at and as of the Trust Business Transfer Date.

          (c) Satisfaction of Conditions; Consummation. The conditions precedent
              ----------------------------------------
     to the consummation of the Trust Business Transfer Agreement shall have been satisfied without

                                                                     Exhibit 2.2

     waiver, amendment or other modification, and such consummation shall have occurred immediately prior to the purchase of the Subsidiary Trust Company Stock.

          (d) Legal or Governmental Proceedings. No suit, action, investigation,
              ---------------------------------
     inquiry or other proceeding by any governmental body or other Person or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the Assuming Bank's purchase of the Subsidiary Trust Company Stock and which could reasonably be expected to materially adversely affect the Assuming Bank if such purchase is consummated.

          (e) Regulatory Approvals. All regulatory approvals necessary for the
              --------------------
     consummation of the Trust Business Transfer Agreement shall have been obtained and be in full force and effect;

          (f) Officer's Certificate. The Assuming Bank shall have received a
              ---------------------
     certificate from a senior officer of Seller dated the date of the Trust Business Transfer Date, and certifying as to the matters specified in Sections 9.4(a), 9.4(b), 9.4(c) and 9.4(e), which shall constitute a representation of Seller with respect thereto.


                                   ARTICLE X
                        REPRESENTATIONS AND WARRANTIES

     10.1  REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and
           -----------------------------------------
warrants to the Assuming Bank as follows:

          (a) Corporate Existence and Authority. Seller (i) is duly organized,
              ---------------------------------
     validly existing and in good standing under the laws of the United States of America and has full power and authority to own and operate its properties and to conduct its business as now conducted by it, and (ii) subject to regulatory approval, has full power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement in accordance with its terms. Seller has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the performance of the transactions contemplated hereby.

          (b) Third Party Consents. Except as set forth on Schedule 10.1(b), no
              --------------------
     Governmental Authority or other third party consents (including but not limited to approvals, licenses, registrations, or declarations) are required in connection with execution, delivery, or performance by Seller of this Agreement.

          (c) Execution and Enforceability. This Agreement has been duly
              ----------------------------
     executed and delivered by Seller. Upon the due authorization, execution and delivery of this Agreement by the Assuming Bank, this Agreement will constitute the legal, valid and binding obligation of Seller, enforceable (subject to regulatory approval) in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency,

                                                                     Exhibit 2.2

     reorganization, moratorium or other similar laws relating to or affecting creditors rights generally and by general equity principles.

          (d) Title and Right to Convey. Seller has good title to, and is the
              -------------------------
     sole owner of, all of the Acquired Assets, free and clear of any lien, pledge, claim, security interest, encumbrance, charge or restriction of any kind; except for the Permitted Encumbrances.

          (e)  Compliance with Law.
               -------------------

               (i) Seller is not in violation of any statute, regulation, order, decision, judgment, or decree of, or any restriction imposed by, the United States of America, any state, municipality, or other political subdivision or any agency of any of the foregoing, or any court or other tribunal having jurisdiction over Seller or any of its assets, or any foreign government or agency thereof having such jurisdiction, with respect to the conduct of the business of Seller, or the ownership of the properties of Seller, which, either individually or in the aggregate with all other such violations, would materially and adversely affect the ability of Seller to perform, satisfy, or observe any obligation or condition under this Agreement.

               (ii) Neither the execution and delivery nor the performance by Seller of this Agreement will result in any violation by Seller of, or be in conflict with, any provision of any applicable law or regulation, or any order, writ, or decree of any court or governmental authority.

          (f) Compliance with Law and Other Obligations.
              -----------------------------------------

               (i) Seller is not in violation or breach of or in default under
          (A) any obligation, agreement, covenant, or condition contained in its charter or organizational documents, articles of incorporation, or by-laws or (B) any contract, lease, or other instrument to which Seller is a party (or which is binding on Seller or any of its assets, which violation, breach, or default, either individually or in the aggregate with all such other violations, breaches and defaults, would materially and adversely affect the Seller's ability to perform, satisfy, or observe any obligation or condition under this Agreement.

               (ii) Neither the execution and delivery nor the performance by Seller of this Agreement will result in a violation, breach of, or default under or be in conflict with: (A) its organizational documents or charter, articles of incorporation or association, or by-laws, or (B) any other agreement or instrument to which Seller is a party, or which is binding on Seller or any of its assets, or (C) any order, decree, award, or judgment issued by any court or other tribunal which is binding on Seller or any of its assets, and will not result in the creation of any Lien on the assets of Seller.

                                                                     Exhibit 2.2

          (g) Litigation. There is no legal action, suit, investigation or
              ----------
     proceeding (whether or not Seller is a party thereto) pending or threatened against Seller or any of its assets which questions the validity of this Agreement or any of the transactions contemplated hereby or which would, if adversely determined, either individually or in the aggregate with all such other actions, suits, investigations or proceedings if adversely determined, materially and adversely affect the use of the Acquired Assets or Seller's ability to perform, satisfy, or observe any obligation or condition under this Agreement.

          (h) Environmental Compliance. To Seller's knowledge and except as set
              ------------------------
     forth on Schedule 10.1(h), the Seller is in compliance in all material
              ----------------
     respects with all material federal, state, and local laws, regulations, and ordinances relating to the environment and to the discharge of hazardous substances into the air, ground, or water applicable to the Bank Premises. There are no actions, suits, or proceedings pending or, to Seller's knowledge, threatened against Seller by or before any Governmental Authority or agency, concerning any noncompliance or alleged noncompliance with any such laws, regulations, and ordinances.

          (i) Subsidiary Trust Company Stock. Seller will be the direct owner of
              ------------------------------
     the Subsidiary Trust Company Stock, and the Assuming Bank will, on the Trust Business Transfer Date, acquire title to all of such stock free and clear of any Liens. The entire authorized capital stock of the Subsidiary Trust Company will consist of 20,000 shares of common stock, par value $10.00 per share, of which 20,000 shares will be issued and outstanding as of Closing Date; and all such issued and outstanding shares will on the Closing Date be validly issued, fully paid and nonassessable. There will be no outstanding obligations, warrants, options or other rights to subscribe for or purchase from the Subsidiary Trust Company, or other plans, contracts or commitments providing for the issuance of, or the granting of rights to acquire, shares of stock of any class of the Subsidiary Trust Company or any securities or other instruments convertible into or exchangeable for shares of stock of the Subsidiary Trust Company.

          (j) Employee Contracts. Seller is not a party to any contracts of
              ------------------
     employment with its employees.

          (k) There are no loan commitments or other agreements between Seller and any borrower or customer which are not contained or reflected in the Records.

     10.2  REPRESENTATIONS AND WARRANTIES OF THE ASSUMING BANK. The Assuming
           ----------------------------------------------------
Bank represents and warrants to Seller as follows:

          (a) Corporate Existence and Authority. The Assuming Bank (i) is duly
              ---------------------------------
     organized, validly existing and in good standing under the laws of the State of Texas and has full power and authority to own and operate its properties and to conduct its business as now conducted by it, and (ii) subject to regulatory approval, has full power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement in accordance with its terms. The Assuming Bank has taken all necessary

                                                                    Exhibit 2.2

     corporate action to authorize the execution, delivery and performance of this Agreement and the performance of the transactions contemplated hereby.

          (b) Third Party Consents. Except for the consent of bank regulatory
              --------------------
     authorities, no Governmental Authority or other third party consents (including but not limited to approvals, licenses, registrations, or declarations) are required in connection with execution, delivery, or performance by the Assuming Bank of this Agreement.

          (c) Execution and Enforceability. This Agreement has been duly
              ----------------------------
     executed and delivered by the Assuming Bank. Upon the due authorization, execution and delivery of this Agreement by Seller, this Agreement will constitute the legal, valid and binding obligation of the Assuming Bank, enforceable (subject to regulatory approval) in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors rights generally and by general equity principles.

          (d)  Compliance with Law.
               -------------------

               (i) The Assuming Bank is not in violation of any statute, regulation, order, decision, judgment, or decree of, or any restriction imposed by, the United States of America, any State, municipality, or other political subdivision or any agency of any of the foregoing, or any court or other tribunal having jurisdiction over the Assuming Bank or its assets or any foreign government or agency thereof having such jurisdiction, with respect to the conduct of the business of the Assuming Bank or the ownership of the properties of the Assuming Bank which, either individually or in the aggregate with all other such violations, would materially and adversely affect the ability of the Assuming Bank to perform, satisfy, or observe any obligation or condition under this Agreement.

               (ii) Neither the execution and delivery nor the performance by the Assuming Bank of this Agreement will result in any violation by the Assuming Bank of, or be in conflict with, any provision of any applicable law or regulation, or any order, writ, or decree of any court or governmental authority.

          (e)  Compliance with Obligations.
               ---------------------------

               (i) The Assuming Bank is not in violation or breach of or in default under (A) any obligation, agreement, covenant, or condition contained in its charter or organizational documents, articles of incorporation, or by-laws or (B) any contract, lease, or other instrument to which the Assuming Bank is a party (or which is binding on the Assuming Bank or any of its assets), which violation, breach, or default, either individually or in the aggregate with all such other violations, breaches and defaults, would materially and adversely affect the Assuming Bank's ability to perform, satisfy, or observe any obligation or condition under this Agreement.

                                                                     Exhibit 2.2

               (ii) Neither the execution and delivery nor the performance by the Assuming Bank of this Agreement will result in a violation, breach of, or default under or be in conflict with: (A) its organizational documents or charter, articles of incorporation or association, or by-laws, or (B) any other agreement or instrument to which the Assuming Bank is a party, or which is binding on the Assuming Bank or any of its assets, or (C) any order, decree, award, or judgment issued by any court or other tribunal which is binding on the Assuming Bank or any of its assets, and will not result in the creation of any Lien on the assets of the Assuming Bank.

          (f) Litigation. There is no legal action, suit, investigation or
              ----------
     proceeding (whether or not the Assuming Bank is a party thereto) pending or threatened against the Assuming Bank or any of its assets which questions the validity of this Agreement or any of the transactions contemplated hereby or which would, if adversely determined, either individually or in the aggregate with all such other actions, suits, investigations or proceedings if adversely determined, materially and adversely affect the Assuming Bank's ability to perform, satisfy, or observe any obligation or condition under this Agreement.


                                   ARTICLE XI
               CERTAIN COVENANTS OF SELLER AND THE ASSUMING BANK

     11.1  COVENANTS OF SELLER.
           --------------------

          (a) General Covenants. Except as otherwise provided herein, Seller
              -----------------
     hereby covenants and agrees that it shall do or cause to be done at all times all things necessary to maintain and preserve and keep in full force and effect its corporate existence, and all rights and franchises material to the business of Seller.

          (b) Operation of the Purchased Branches. During the period commencing
              -----------------------------------
     on the date of this Agreement through the Closing, Seller shall use its best efforts, except as specifically otherwise contemplated by this
     Agreement:

               (i) to operate and to conduct the business of Seller in the ordinary course of business consistent with prudent banking practices;

               (ii) to preserve intact Seller's management, assets (including, but not limited to, Furniture and Equipment and Fixtures) licenses, permits, authorizations, and relationships;

               (iii) to comply with all material contractual obligations applicable to the Purchased Branches's operations, except those as to which Seller may in good faith reasonably contest; and

                                                                     Exhibit 2.2

               (iv) to maintain all Seller's properties in the repair, order and condition, of such properties, reasonable wear and tear excepted, and maintain the insurance coverages from reputable insurers which, in respect to amounts, types and risks insured, are adequate for the Purchased Branches.

          (c) Untrue Representations. Seller shall promptly notify the Assuming
              ----------------------
     Bank in writing if Seller has knowledge of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any schedule or any other information furnished by Seller to the Assuming Bank or any representation or warranty made in or pursuant to this Agreement or that results in Seller's failure to comply with any covenant, condition or agreement contained in this Agreement.

          (d) Litigation and Claims. Seller shall promptly notify the Assuming
              ---------------------
     Bank in writing if Seller has knowledge of any litigation, or of any claim, controversy or contingent liability that might be expected to become the subject of litigation affecting the Acquired Assets or the Liabilities Assumed if such litigation or potential litigation might, in the event of an unfavorable outcome, result in a Material Adverse Effect on the Seller, the Acquired Assets or the Liabilities Assumed and Seller shall promptly notify the Assuming Bank of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the knowledge of Seller, threatened against Seller that questions or might question the validity of this Agreement or the agreements contemplated hereby, or any actions taken or to be taken by Seller pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

          (e) Adverse Changes. Seller shall promptly notify in writing the
              ---------------
     Assuming Bank if, to Seller's knowledge, any change or development shall have occurred or been threatened with regard to the Seller, the Acquired Assets or the Liabilities Assumed that has or may reasonably be expected to have or lead to a Material Adverse Effect on the Seller, the Acquired Assets or the Liabilities Assumed. Notwithstanding the disclosure to the Assuming Bank of any such change, Seller shall not be relieved of any liability to the Assuming Bank pursuant to this Agreement for, nor shall the providing of such information by Seller to the Assuming Bank be deemed a waiver by the Assuming Bank of, the breach of any representation or warranty of Seller contained in this Agreement.

          (f) Investigation. Between the date of this Agreement and the Closing
              -------------
     Date, Seller shall afford to the Assuming Bank and its authorized agents and representatives reasonable access at mutually convenient times to the Purchased Branches and to Records and other information within Seller's possession relating to the Purchased Branches and the Acquired Assets and Liabilities Assumed. Seller shall cause its personnel to cooperate with the Assuming Bank and provide to the Assuming Bank reasonable assistance in the Assuming Bank's investigation of matters relating to the Purchased Branches and to the Acquired Assets and Liabilities Assumed and the Assuming Bank's preparation for an orderly transition. Notwithstanding the foregoing, the parties agree that (i) the Assuming Bank's investigations and preparations for the transition shall be conducted in a manner

                                                                     Exhibit 2.2

     which does not unreasonably interfere with the Seller's normal operations, customers and employee relations and (ii) prior to the receipt of regulatory approvals of this transaction, the Assuming Bank shall not be given access to actual names and addresses of customers of Seller (except for those necessary in connection with the Assuming Bank's due diligence review of Loans). Any information regarding Seller heretofore obtained by the Assuming Bank, any of its Affiliates or representatives, shall be subject to the terms of the Confidentiality Agreement dated January 9, 1997 between Seller and the Assuming Bank (the "Confidentiality Agreement") and such information shall be held by the Assuming Bank and its Affiliates and representatives in accordance with the terms of such Confidentiality Agreement.

          Notwithstanding any other provision of this Agreement, the Assuming Bank and its agents or representatives shall not perform any investigation or study of any asset or property of Seller which may involve the intrusive or destructive sampling or analysis or chemical testing of any portion of such asset or property or any improvements thereon, including without limitation, of any soil, water or groundwater on, under or about such asset or property ("Phase II Investigation"), without first (a) submitting to Seller a detailed description of (i) the work to be performed as part of the Phase II Investigation, (ii) the persons to undertake such Phase II Investigation, and (iii) the types and amounts of insurance coverage maintained by such persons, and (b) obtaining the prior written consent of Seller as to such matters. Seller may grant or withhold such consent in its sole discretion and may grant such consent subject to such terms, conditions or restrictions as Seller may in its sole discretion require. In all events, Seller or its representatives shall have the right, but not the obligation, to observe any and all activities associated with performance of any agreed Phase II Investigation, and may obtain half of any samples which the Assuming Bank or its representatives may collect during the Phase II Investigation. In the event the Assuming Bank or its representatives conduct a Phase II Investigation, the Assuming Bank shall cause (x) any investigation-derived waste generated or created in connection with performance of the Phase II Investigation (including without limitation, drill cuttings, purged or developed water, or sample remnants) to be removed from any investigated property, (y) any wells installed during the Phase II Investigation to be plugged and abandoned, and (z) the restoration of any investigated property to substantially the same physical condition which existed before commencement of the Phase II Investigation, all within seven (7) days after completion of the field activities related to the Phase II Investigation, and in compliance with applicable laws and regulations. The Assuming Bank shall be responsible for executing on its own behalf, and in compliance with applicable laws and regulations any and all manifests, shipping documents, plugging and abandoning reports and similar documents in connection with its obligations under this paragraph. The Assuming Bank agrees to indemnify and hold Seller harmless from and against any and all claims, liabilities, damages, expenses, and causes of action arising out of the Assuming Bank's inspections of the real or personal property of the Seller, including without limitation, any Phase II Investigation.

                                                                     Exhibit 2.2

          (g) EDP Conversion. Between the date hereof and the Closing Date,
              --------------
     Seller shall use its best efforts to cooperate in the conversion from the Seller's existing electronic data processing systems to the systems of the Assuming Bank.

          (h) Charge-Offs. Seller will notify the Assuming Bank of Loans which
              -----------
     have been designated for charge-off prior to the Closing Date.

          (i) Treatment of Indirect Consumer Loans. Upon repossession of an
              ------------------------------------
     automobile securing an indirect consumer loan, Seller agrees to write down such loan to 90% of the trade-in value assigned to such automobile by the N.A.D.A. Appraisal Guide.

     11.2  COVENANTS OF THE ASSUMING BANK. Except as otherwise provided
           -------------------------------
herein, the Assuming Bank hereby covenants and agrees that it shall do or cause to be done at all times all things necessary to maintain and preserve and keep in full force and effect its corporate existence, and all rights and franchises material to the business of the Assuming Bank.

     11.3  BEST EFFORTS; TAKING OF NECESSARY ACTION. Each of the parties
           -----------------------------------------
hereto agrees to use its best efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Closing Date any further action is necessary, proper or advisable to carry out the purposes of this Agreement, as soon as reasonably practicable each party to this Agreement shall cause its proper officers and/or directors to take all such necessary action. Without limiting the foregoing, the Assuming Bank agrees to promptly prepare and file all applications and other notices required in connection with, and to use its best efforts to obtain promptly and comply with all conditions contained in, the regulatory approvals described in Section 10.2(b) and any other consent, approval or other action by, or notice to or registration or filing with, any governmental or administrative agency or authority required or necessary to be made, obtained or complied with, as the case may be, by the Assuming Bank in connection with the performance of this Agreement by the Assuming Bank or the consummation of the transactions contemplated hereby. To the extent that any application filed in connection with obtaining any such approval contains any significant information relating to Seller, prior to submitting such application to any regulatory agency, the Assuming Bank will permit Seller to review such information and will consider in good faith the suggestions of Seller with respect thereto. Seller shall have the right to approve any such information that relates to Seller, provided that such approval shall not be unreasonably withheld. The Assuming Bank shall use its best efforts to insure that any information provided by Seller, its Affiliates or representatives to be submitted in connection with submissions to governmental or administrative agencies or authorities receives confidential treatment if so requested by Seller.

     The Assuming Bank shall provide to Seller copies of all applications and other notices required in connection with the regulatory approvals described in
Section 10.2(b) (excluding personal financial information relating to directors or regulatory examinations of the Assuming Bank and its Affiliates) and any other consent, approval or other action by, or notice to, or registration or filing in connection with the transaction contemplated by this Agreement within

                                                                     Exhibit 2.2

five days of such submissions. The Assuming Bank shall provide copies of any comments, requests or actions by governmental or administrative agencies or authorities to Seller within five days of the Assuming Bank's receipt thereof. The Assuming Bank shall not be required to provide copies of any such comments or requests which relate to personal information of directors or regulatory examinations of the Assuming Bank and its Affiliates, unless such comments or requests indicate that the applications related thereto may not be approved. Information provided under this paragraph shall be subject to the Confidentiality Agreement.

     11.4  USE OF NAMES, TRADEMARKS AND SERVICE MARKS. Anything herein to
           -------------------------------------------
the contrary notwithstanding, no interest in or right to use any logo, name (other than Seller's rights (if any) in, or to the use of, the name "San Angelo National Bank"), trademark or service mark presently or previously used by Seller is being conveyed pursuant to this Agreement. The Assuming Bank agrees that on and after the Closing Date neither it nor any of its Affiliates (including the Purchased Branches) will use names containing the words "Texas Commerce," "TCB," "Chemical," or "Chase" in connection with any business or activity engaged in by the Assuming Bank and its Affiliates. Promptly after the Closing Date, the Assuming Bank shall commence the removal of the trade names, names, service marks, logos, insignia, slogans, emblems, symbols, designs, and other identifying characteristics ("names") from all premises, equipment, signs, interior decor items, fixtures and furnishings, and from all printed materials and related business literature associated with the Purchased Branches. Such removal shall be at the sole expense of the Assuming Bank and shall be completed not later than 30 days after the Closing Date. The Assuming Bank shall not be liable to Seller in any way by reason of its removal or disposition of Seller's names from the Purchased Branches or any of the contents thereof.

     11.5  ALLOCATION OF PURCHASE PRICE. The parties to this Agreement agree
           -----------------------------
to allocate the Purchase Price in accordance with the rules under Section 1060 of the Code, and the Treasury Regulations promulgated thereunder. Such allocation shall be based on the fair market value of the Acquired Assets. The Assuming Bank agrees to provide Seller with a schedule allocating the Acquired Assets and with a properly completed Internal Revenue Service Form 8594 within 60 days after the Closing Date but in no event later than 90 days before the due date, including extensions, for the consolidated federal income tax return that includes Seller for the taxable year including the Closing Date. If Seller objects to any items reflected on such schedule, Seller shall notify the Assuming Bank of such objection and its reasons for objecting, in which case the Assuming Bank and Seller shall attempt to resolve the disagreement. If the Assuming Bank and Seller cannot resolve the disagreement, the allocation shall be determined by a nationally recognized independent appraiser selected by Seller and reasonably acceptable to the Assuming Bank. The fees and expenses of such appraiser shall be borne equally by the Assuming Bank and Seller. Seller and the Assuming Bank agree to act in accordance with the computations and allocations contained in the schedule as finally agreed or determined by such independent appraiser (including any modifications thereto reflecting any post-closing adjustments) in any relevant Tax Returns or similar filings (including any forms or reports required to be filed pursuant to Section 1060 of the Code or the Treasury Regulations promulgated thereunder ("1060 Forms")) and to file such 1060 Forms in the manner required by applicable law. Seller and the Assuming Bank will promptly notify each other in accordance with Section 14.6 of any challenge by any tax authority to such computations or allocations.

                                                                     Exhibit 2.2

     11.6  FACILITIES LEASE. Upon the request of the Seller, the Assuming
           -----------------
Bank shall lease Seller space in the building located at 301 West Beauregard, San Angelo, Texas, which lease shall be mutually satisfactory to Seller and the Assuming Bank.

     11.7  COVENANT NOT TO COMPETE.  For a period of three years from and
           ------------------------
after the Closing Date, Seller agrees that it will not, and will not permit any of its Affiliates to, (i) establish any de novo branch facility office within Tom Green County, Texas, which takes deposits (other than Controlled Disbursement Deposits), provides automatic teller services, originates or produces loans, or provides trust services under or through the use of any name containing the words "Texas Commerce" or "TCB"; or (ii) acquire, directly or indirectly, any banking business or banking facility in Tom Green County, Texas, which takes deposits (other than Controlled Disbursement Deposits), provides automatic teller services, or originates or produces loans, under or through the use of any name containing the words "Texas Commerce" or "TCB"; or (iii) directly solicit any customers of Seller prior to Closing Date (other than indirect consumer loan customers) who become customers of the Assuming Bank for the provision of banking or trust services, except for (l) general solicitation of banking business which is not specifically addressed to or targeted at persons who are customers of Seller on the Closing Date and who become customers of the Assuming Bank on the Closing Date (as opposed to the general public) and
(2) services provided to J. W. Wolslager, Sr. and related entities, A-B Distributing of San Angelo and related entities, David Hirschfeld and related entities and Shannon Health System and related entities, customers of Seller.

     11.8  NONSOLICITATION OF EMPLOYEES. For a period of one year from and
           -----------------------------
after the Closing Date, Seller agrees that it will not and will not permit any of its Affiliates to solicit the employment of any key employee of the Purchased Branches, as set forth on Schedule 11.8 hereto, and other than the Chairman and
                          -------------
Chief Executive Officer of Seller, who become employees of the Assuming Bank after the Closing Date, unless their employment shall be terminated by the Assuming Bank. Notwithstanding the foregoing, Seller and its Affiliates may engage in general solicitation which may reach the key employees referred to herein so long as such solicitation is not specifically addressed to or targeted at such key employees, as opposed to the general public.

     11.9  BRANCH RENOVATIONS.  Prior to the Closing Date, Seller shall
           -------------------
permit the Assuming Bank access to the Bank Premises for the purpose of making certain renovations or alterations of space to install certain computer and related equipment. All such renovations and alterations shall be approved in advance by Seller, will be performed in a manner which does not interrupt the day-to-day operations of Seller, and shall be at the Assuming Bank's cost. In the event the transactions contemplated by this Agreement are not consummated by termination or otherwise, the Assuming Bank shall, immediately upon notice from Seller, restore the premises to the same or substantially similar conditions as they were as of the date hereof.

     11.10  DEALER CONTRACTS.  Seller and the Assuming Bank agree to cooperate
            -----------------
to effect the transfer of dealer contracts for indirect consumer loans which are not excluded by the Assuming Bank in accordance with Section 3.4.

                                                                     Exhibit 2.2

     11.11  LIQUIDATED DAMAGES. Seller and Assuming Bank agree that in the
            -------------------
event the transfer of the Trust Business to the Subsidiary Trust Company or the transfer of the Subsidiary Trust Company to the Assuming Bank is deemed void or set aside by a court of competent jurisdiction, the Assuming Bank shall convey to Seller the Subsidiary Trust Company and the Trust Business and Seller shall pay to the Assuming Bank, as liquidated damages for loss of bargain and not as a penalty, the sum of $1,500,000 minus revenues received by the Assuming Bank from the Trust Business. Further and for a period of two (2) years from and after the Closing Date, Seller and the Assuming Bank agree to defend and to share equally the costs of defending any action challenging the transfer of the Trust Business; provided that either party may discontinue the defense and the contribution of defense costs in the event such party has incurred and paid an amount equal to $200,000 in the aggregate for such purpose.


                                  ARTICLE XII
                                EMPLOYEE PLANS

     12.1  PARTICIPATION IN COMPANY PLANS. Effective as of the Closing Date,
           -------------------------------
employees of the Purchased Branches shall cease participation in all plans, programs, policies and arrangements maintained for their benefit by Seller or any of its Affiliates. The Assuming Bank agrees to offer employment to each employee of the Purchased Branches, other than the Chairman and Chief Executive Officer of Seller, for a position reasonably comparable to and salary comparable to the position (duties and responsibilities, not officer title) and salary of the employee as of the Closing Date consistent with Assuming Bank's organizational structure. In the event an employee, other than the Chairman and Chief Executive Office of Seller, is not offered a similar position and similar salary, the Assuming Bank agrees to pay severance to such employee in accordance with the provisions of the 1997 Severance Pay Plan of Texas Commerce Bank National Association (the "Severance Plan"), the terms of which are summarized on Schedule 12.1. Commencing on the Closing Date, the Assuming Bank shall
   -------------
provide to employees of the Purchased Branches such plans, programs, policies and arrangements being maintained by the Assuming Bank and which contain terms that are, in the aggregate, no less favorable than those provided to similarly situated employees of the Assuming Bank or any of its Affiliates. Each employee of Seller shall be given credit for all purposes under each such "employee benefit plans" and all other such plans, programs, policies and arrangements maintained by the Assuming Bank (except for purposes of a defined contribution plan or benefit accrual under a defined benefit plan) for all service prior to the Closing Date with Seller and its Affiliates.

     12.2  CLAIMS INCURRED PRIOR TO AND AFTER CLOSING. Seller will retain
           -------------------------------------------
responsibility for and continue to pay all medical, life insurance, disability and other welfare plan expenses and benefits for each employee of the Purchased Branches or their covered dependents which are covered and payable under Seller's Welfare Benefit Plans with respect to claims incurred by such employees and former employees or their covered dependents prior to the Closing Date. Expenses and benefits with respect to claims incurred by employees of the Purchased Branches or their covered dependents on or after the Closing Date shall be the responsibility of the Assuming Bank. For purposes of this Section, a claim is deemed incurred when the services that are the subject of

                                                                     Exhibit 2.2
the claim are performed: in the case of life insurance, when the death occurs; in the case of longterm disability benefits, when the disability occurs; and, in the case of a hospital stay, when such stay commences. Seller will retain responsibility for all welfare plan expenses and benefits, if any, including responsibility for compliance with COBRA, for all former employees of the Purchased Branches who are not employed by Seller on the Closing Date or such former employees' Qualified Beneficiaries and for all Qualified Beneficiaries with respect to Seller's plans who are eligible for COBRA coverage prior to the Closing Date.

     12.3  WAITING PERIODS, PRE-EXISTING CONDITIONS AND DEDUCTIBLES. With
           ---------------------------------------------------------
respect to any Welfare Benefit Plans maintained by the Assuming Bank on and after the Closing Date for the benefit of employees or former employees of the Purchased Branches, the Assuming Bank shall with respect to employees participating in the plans of Seller as of the Closing Date (i) cause there to be waived any waiting periods; (ii) cause there to be waived any pre-existing condition limitations; and (iii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, such employees with respect to similar plans maintained by Seller for their benefit.

     12.4  SEVERANCE PAY. The Assuming Bank agrees to pay severance benefits
           --------------
in accordance with the Severance Plan to all employees of the Purchased Branches informed of their termination by the Assuming Bank or its Affiliates prior to the close of business on the first anniversary from and after the Closing Date (notwithstanding the date such termination actually occurs). For purposes of applying the Severance Plan pursuant to this Section 12.4 and notwithstanding any provision in the Severance Plan to the contrary (i) "cause" shall mean gross negligence of, or willful misconduct by, the employee and (ii) a comparable offer of employment shall be determined in accordance with Schedule
12.1. The Assuming Bank shall use its best efforts prior to the close of business on the l 80th day from and after the Closing Date to inform employees of the Purchased Branches of their terminations. By agreeing to pay severance benefits to employees of the Purchased Branches in accordance with the Severance Plan, the Assuming Bank does not thereby adopt the Severance Plan.

     12.5  VACATION PAY. The Assuming Bank agrees to give each employee of
           -------------
the Purchased Branches credit under the Assuming Bank's vacation policy for the time of service recognized by Seller under Seller's vacation policy. If the Assuming Bank does not extend an offer to hire a Purchased Branches employee (other than the Chairman and the Chief Executive Officer), the Assuming Bank will pay in cash to such employee an amount equal to such accrued but unused vacation time determined in accordance with the vacation policy of Seller. If the Assuming Bank terminates a Purchased Branches employee for any reason other than for "cause" (as defined in Section 12.4) prior to the close of business on the last calendar day of the year in which the Closing Date occurs, the Assuming Bank will pay in cash to such employee an amount equal to such accrued but unused vacation time determined in accordance with the vacation policy of the Assuming Bank. Further, the Assuming Bank will allow employees of the Purchased Branches to take any accrued but unused vacation days as of the Closing Date during the period from the Closing Date through the end of the year in which Closing occurs.

                                                                     Exhibit 2.2

     12.6  INACTIVE EMPLOYEES. Notwithstanding anything to the contrary
           -------------------
contained herein, any employee of the Purchased Branches who is not in active employment status on the Closing Date shall be transferred to an Affiliate of Seller on such date and shall be entitled to such benefits and compensation from Seller as otherwise provided immediately prior to the Closing Date. Any such employee who returns to active employment status within 90 days of the commencement of such employee's inactive status shall be employed by the Assuming Bank and treated as if he/she were an employee of the Assuming Bank for all purposes from and after the Closing Date except that compensation and benefits provided to which he/she is entitled while not in active employment status shall be the responsibility of Seller. Schedule 12.6 identifies all employees of Seller not currently in active employment and Seller shall notify the Assuming Bank of any changes to Schedule 12.6 if, and whenever, any such change shall occur.

     12.7  INDEMNIFICATION AGAINST CLAIMS FOR SEVERANCE PAY. In addition to
           -------------------------------------------------
and not in limitation of any other indemnification provided for in this Agreement, the Assuming Bank agrees to defend, indemnify and hold harmless Seller and any of its Affiliates from and against any cost, liability and expense, (including but not limited to, attorneys' fees and expenses) actually incurred by any of them as a result of any claim made by any employee of the Purchased Branches for severance pay relating to the termination of such employee's employment on or after the Closing.


                                  ARTICLE XIII
                                INDEMNIFICATION


13.1 INDEMNIFICATION.
     ----------------

          (a) From the Closing Date and for a period of one year thereafter, Seller shall indemnify, hold harmless, and defend the Assuming Bank, its Affiliates and their respective directors, officers, agents and employees from and against any and all costs, losses, liabilities, expenses (including, without limitation, reasonable attorneys' fees and expenses), judgments, fines and settlements actually and reasonably incurred by any such indemnitee in connection with any and all actions, suits, claims, investigations or other proceedings based upon:

               (i) any liability of Seller or any of its Affiliates not expressly assumed by the Assuming Bank pursuant hereto;

               (ii) any breach by Seller of any of its representations, warranties, covenants or agreements herein or in any instrument, certificate, agreement or other document delivered by Seller to the Assuming Bank pursuant hereto; or

               (iii) any check or other instrument drawn on or deposited into a Purchased Branch Deposit account prior to the Closing Date upon which a forgery (signature or endorsement) or alteration claim is asserted against the Assuming Bank.

                                                                     Exhibit 2.2

          (b) From the Closing Date and for a period of three (3) years thereafter, Seller shall indemnify, hold harmless, and defend the Assuming Bank, its Affiliates and their respective directors, officers, agents and employees from and against any and all costs, losses, liabilities, expenses (including, without limitation, reasonable attorneys' fees and expenses), judgments, fines and settlements actually and reasonably incurred by any such indemnitee in connection with any and all actions, suits, claims, investigations or other proceedings based upon alleged exposure of persons to asbestos containing materials during Seller's ownership of the Purchased Branches at levels or concentrations which violated applicable laws or regulations protecting human health or safety.

          (c) From the Closing Date and for a period of one year thereafter, the Assuming Bank shall indemnify, hold harmless and defend Seller, its Affiliates and their respective directors, officers, agents and employees from and against any and all costs, losses, liabilities, expenses (including, without limitation, reasonable attorneys' fees and expenses), judgments, fines and settlements actually and reasonably incurred by any such indemnitee in connection with any and all actions, suits, claims, investigations or other proceedings based upon:

               (i) performance or nonperformance by the Assuming Bank of any and all liabilities of Seller assumed by the Assuming Bank pursuant to this Agreement; or

               (ii) any breach by the Assuming Bank of any of its representations, warranties, covenants or agreements herein or in any instrument, certificate, agreement or other document delivered by the Assuming Bank to Seller pursuant thereto.

          (d) With respect to any claim made or threatened against any indemnitee hereunder for which such indemnitee is or may be entitled to indemnification hereunder, it shall be a condition to such indemnification that such indemnitee shall:

               (i) promptly upon discovering any facts or circumstances that might reasonably be expected to give rise to such a claim, give written notice of such facts or circumstances to the indemnitor;

               (ii) as soon as practicable after such a claim is made or threatened, give written notice thereof to the indemnitor, which notice shall specify in reasonable detail the nature of the claim and the amount (or an estimate of the amount) of the claim;

               (iii) provide to the indemnitor such information and cooperation with respect to such claim as the indemnitor may reasonably require including, without limitation, (a) making records and appropriate personnel available to the indemnitor at such times as the indemnitor shall request (provided that such personnel are under the employ of the indemnitee as such time), (b) providing

                                                                     Exhibit 2.2

          copies of invoices or other evidence of expense incurred, and (c) providing the indemnitor copies of any process, pleadings, correspondence or other writings relating to the claim;

               (iv) cooperate and take all such steps as the indemnitor may reasonably request to preserve and protect any defense to such claim; and

               (v) upon reasonable prior notice, afford to the indemnitor the right, which the indemnitor may exercise at its (or their) sole discretion and at its (or their) own expense, to participate in (and/or assume full responsibility for the direction of) the investigation, defense and/or settlement of such claims.

     13.2  EXCLUSIVITY OF REMEDIES. The remedies of the Assuming Bank under
           ------------------------
Sections 13.1(a) and 13.1(b) shall be considered the Assuming Bank's sole and exclusive remedies. Without limiting the generality of the foregoing, except with respect to such remedies specifically set forth herein, the Assuming Bank hereby waives, agrees not to sue Seller or any of its shareholders officers, directors, affiliates, employees, agents, representatives, successors or assigns ("Seller's Related Parties") for, any and all claims, causes of action, rights of contribution, cost recovery, losses, liabilities, suits, costs, fees, judgments or expenses which may now exist or which may hereafter arise, REGARDLESS OF WHETHER CAUSED IN WHOLE OR IN PART BY THE SOLE, CONTRIBUTORY, PASSIVE OR PARTIAL NEGLIGENCE OF SELLER OR ANY OF THE SELLER'S RELATED PARTIES, in connection with:

               (i) any material, waste or substance

                    (a) the use, collection, handling, recycling, generation,
               treatment, storage, disposal, release or transportation of which

                         (1) by the Seller or any of its predecessors, or
                         (2) at, in, on or under any of Seller's current or
                    former real or personal property (including without limitation the Purchased Branches),

               has been, is or may become regulated or controlled by any Governmental Authority, or

                    (b) the improper management or disposal of which may affect human health or safety or the environment, or

               (ii) the compliance by Seller or any of its predecessors, or any of its current or former real or personal property, with applicable laws, regulations, orders or directives pertaining directly or indirectly to human health or safety or the environment, including without limitation the laws listed on Schedule 13.2 as amended from
                                                -------------
          time to time, and any state or local analogue of the same.

                                                                     Exhibit 2.2

                                  ARTICLE XIV
                                 MISCELLANEOUS

     14.1  ENTIRE AGREEMENT. This Agreement and the Confidentiality
           -----------------
Agreement embody the entire agreement of the parties hereto in relation to the subject matter herein and supersedes all prior understandings or agreements, oral or written, between the parties.

     14.2  HEADINGS. The headings and subheadings of the Table of Contents,
           ---------
Articles and Sections contained in this Agreement, except the terms identified for definition in Article I and elsewhere in this Agreement, are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

     14.3  GOVERNING LAW. This Agreement and the rights and obligations
           --------------
hereunder shall be governed by and construed in accordance with the laws of the State of Texas.

     14.4  SUCCESSORS. All terms and conditions of this Agreement shall be
           -----------
binding on the successors and assigns of Seller and the Assuming Bank. Except as otherwise expressly provided in this Agreement, nothing expressed or referred to in this Agreement is intended or shall be construed to give any Person other than Seller and the Assuming Bank any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provisions contained herein, it being the intention of the parties hereto that this Agreement, the obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole and exclusive benefit of Seller and the Assuming Bank and for the benefit of no other Person.

     14.5  MODIFICATION; ASSIGNMENT. No amendment or other modification,
           -------------------------
rescission, release, or assignment of any part of this Agreement shall be effective except pursuant to a written agreement subscribed by the duly authorized representatives of the parties hereto.

     14.6  NOTICE. Any notice, request, demand, consent, approval or other
           -------
communication to any party hereto shall be effective when received and shall be given in writing, and delivered in person against receipt therefor, or sent by certified mail, postage prepaid, courier service, telex, or facsimile transmission to such party (with copies as indicated below) at its address set forth below or at such other address as it shall hereafter furnish in writing to the other parties. All such notices and other communications shall be deemed given on the date received by the addressee.

TEXAS COMMERCE BANK-SAN ANGELO NATIONAL ASSOCIATION:
----------------------------------------------------

     Texas Commerce Bank-San Angelo, National Association
     301 W. Beauregard
     San Angelo, Texas 76902
     Telephone: (915) 659-6001
     Facsimile: (915) 659-5956

     Attention:  Darwin D. DeWees

                                                                     Exhibit 2.2

                 Chairman and Chief Executive Officer

     and

     Texas Commerce Bank National Association
     712 Main Street
     Houston, Texas 77002
     Telephone: (713) 216-6398
     Facsimile: (713) 216-5570

     Attention:  Beverly H. McCaskill, Executive Vice President

     with a copy to:

     Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P.
     3400 Texas Commerce Tower
     600 Travis
     Houston, Texas 77002
     Telephone: (713) 226-1177
     Facsimile: (713) 223-3717

     Attention:  Annette L. Tripp

ASSUMING BANK
-------------

     Southwest Bank of San Angelo
     3471 Knickerbocker Road
     San Angelo, Texas 76904
     Telephone: (915) 944-2502
     Facsimile: (915) 942-1310

     Attention:  Michael L. Boyd, President

     with a copy to:

     First Financial Bankshares, Inc.
     400 Pine
     Abilene, Texas 79604
     Telephone: (915) 627-7155
     Facsimile: (915) 627-7393

     Attention:  Kenneth T. Murphy, Chairman of the Board, President and
                 Chief Executive Officer

     and

                                                                     Exhibit 2.2

     McMahon, Surovik, Suttle, Buhrmann, Hicks & Gill
     400 Pine Street, Suite 800
     Abilene, Texas 79601
     Telephone: (915) 676-9183
     Facsimile: (915)676-8836

     Attention:  David L. Buhrmann


     14.7  MANNER OF PAYMENT. All payments due under this Agreement shall be
           ------------------
in lawful money of the United States of America in immediately available funds as each party hereto may specify to the other parties.

     14.8  COSTS, FEES AND EXPENSES. Except as otherwise specifically provided
           -------------------------
herein, each party hereto agrees to pay all costs, fees and expenses which it has incurred in connection with or incidental to the matters contained in this Agreement, including without limitation any fees and disbursements to its accountants and counsel.

     14.9  WAIVER. Seller and the Assuming Bank may waive their respective
           -------
rights, powers, or privileges under this Agreement; provided, that such waiver
                                                    --------
shall be in writing; and further provided, that no failure or delay on the part
                         ----------------
of Seller or the Assuming Bank to exercise any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor will any single or partial exercise of any right, power, or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power, or privilege by Seller or the Assuming Bank under this Agreement, nor will any such waiver operate or be construed as a future waiver of such right, power, or privilege under this Agreement.

     14.10  SEVERABILITY. If any provision of this Agreement is declared
            -------------
invalid or unenforceable, then, to the extent possible, all of the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto.

     14.11  TERMINATION OF AGREEMENT.
            ------------------------

          (a) This Agreement may be terminated at any time prior to the Closing:

               (i) By mutual agreement of Seller and the Assuming Bank;

               (ii) By Seller or the Assuming Bank upon notice given to the other in the event that the other shall, contrary to the terms of this Agreement, fail or refuse to consummate the Closing contemplated hereby or to take any other action referred to herein necessary to consummate the Closing contemplated hereby, after affording such defaulting party a thirty (30) day period after notice in which to cure; or

                                                                     Exhibit 2.2

               (iii) By Seller or the Assuming Bank upon notice given to the other if the Closing shall not have taken place on or before one year from the date of this Agreement, provided, that the failure of the Closing to occur on or before such date is not the result of the breach of the covenants, agreements, representations or warranties hereunder of the party seeking such termination;

               (iv) By Seller if at the expiration of 150 days after the date of the Agreement, the Assuming Bank's regulatory agencies have failed to issue a formal approval of the Assuming Bank's applications;

               (v) By Seller if the Assuming Bank's applications are disapproved by the Assuming Bank's regulatory agencies; and

               (vi) By Seller or the Assuming Bank upon written notice to the other party if any court or governmental authority of competent jurisdiction shall have issued a final permanent order, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, or shall have issued an order denying approval of the purchase and assumption and the other transactions contemplated hereby, and the time for appeal or petition for reconsideration of such order shall have expired.

          (b) In the event of the termination of this Agreement as provided in this Section, this Agreement shall forthwith become wholly void and of no further force and effect and, other than in the event of a termination pursuant to Section 14.11(a)(ii), there shall be no liability on the part of Seller or the Assuming Bank or their respective officers or directors (except as set forth in this Section). In the event of the termination of this Agreement pursuant to Section 14.11 (a)(ii), the terminating party shall be indemnified by the other party for any or all damages, costs and expenses sustained or incurred as a result of such termination. The obligations of the parties to this Agreement under this Section shall survive any such termination.

     14.12  SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations
            -------------------------------------------
and warranties of the parties in this Agreement shall survive the Closing for a period of one year.

     14.13  COUNTERPARTS. This Agreement may be executed in any number of
            -------------
counterparts and by the duly authorized representative of a different party hereto on separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement.

                            [SIGNATURE PAGES FOLLOW]

                                                                     Exhibit 2.2

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

                              TEXAS COMMERCE BANK-SAN ANGELO, NATIONAL
                              ASSOCIATION


                              By: /s/ Darwin D. DeWees
                                 -------------------------------------------
                              Name:  Darwin D. DeWees
                              Title: Chairman and Chief Executive Officer


                              SOUTHWEST BANK OF SAN ANGELO


                              By: /s/ Michael L. Boyd
                                 -------------------------------------------
                              Name:  Michael L. Boyd
                              Title: President